Exhibit 16.5

June 25, 2012

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street NE
Washington DC  20549

Ladies and Gentlemen:

We have read Item 4.01 of the corrected Form 8-K/A-1 dated June 25, 2012 of Command Center, Inc. and are in agreement with the statements insofar as they relate to our firm.

We have no basis to agree or disagree with the other statements of the registrant contained therein.

MartinelliMick PLLC